     As filed with the Securities and Exchange Commission on August 18, 1998

                                                      Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                           ARBOR SOFTWARE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                       77-0277772
  (State or Other Jurisdiction                   (I.R.S. Employer Identification
of Incorporation or Organization)                            Number)

                              1344 CROSSMAN AVENUE
                           SUNNYVALE, CALIFORNIA 94089
                                 (408) 744-9500
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                STEPHEN V. IMBLER
                             CHIEF FINANCIAL OFFICER
                           ARBOR SOFTWARE CORPORATION
                              1344 CROSSMAN AVENUE
                           SUNNYVALE, CALIFORNIA 94089
                                 (408) 744-9500
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

                         ROBERT V. GUNDERSON, JR., ESQ.
                            STEVEN M. SPURLOCK, ESQ.
                            GUNDERSON DETTMER STOUGH
                      VILLENEUVE FRANKLIN & HACHIGIAN, LLP
                             155 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 321-2400


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement
                           for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                  CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
  Title of each class of            Amount to              Proposed Maximum              Proposed Maximum             Amount of
Securities to be Registered       be Registered    Offering Price per Security(1)  Aggregate Offering Price(1)    Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value    16,855 shares               $30.75                       $518,291.25                  $180
===================================================================================================================================

(1) The price of $30.75 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market on August 11, 1998 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained herein is subject to change, completion or amendment without notice. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.




                  Subject to Completion, dated August 18, 1998

                                  16,855 SHARES

                           ARBOR SOFTWARE CORPORATION

                                  COMMON STOCK

                                -----------------

        This Prospectus relates to the public offering, which is not being underwritten, of 16,855 shares (the "Shares") of Common Stock, $0.001 par value (the "Common Stock") of Arbor Software Corporation ("Arbor" or the "Company").

        The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

        The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders.

        On August 17, 1998, the closing sale price of the Company's Common Stock on the Nasdaq National Market was $33.8125 per share. The Common Stock is traded on the Nasdaq National Market under the symbol "ARSW."

                                -----------------

        The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR A DISCUSSION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                -----------------

               The date of this Prospectus is ______________, 1998


                                      TABLE OF CONTENTS
                                                                                          PAGE
                                                                                          ----

AVAILABLE INFORMATION........................................................................1

INFORMATION INCORPORATED BY REFERENCE........................................................2

THE COMPANY..................................................................................3

RISK FACTORS.................................................................................4

USE OF PROCEEDS.............................................................................

DIVIDEND POLICY.............................................................................

SELLING STOCKHOLDERS........................................................................14

DESCRIPTION OF CAPITAL STOCK................................................................16

PLAN OF DISTRIBUTION........................................................................18

LEGAL MATTERS...............................................................................19

EXPERTS.....................................................................................19

                                -----------------

      Arbor, Arbor Software and Essbase are registered trademarks of the Company, and Essbase-Ready, WIRED for OLAP and the Arbor Software logo are trademarks of the Company. All other trademarks or trade names referred to herein are the property of their respective owners.

                                -----------------

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional
Offices: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. Reports, proxy and information statements and other information filed electronically by the Company with the Commission are available at the Commission's world wide web site at http://www.sec.gov.

        The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with the Commission, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements contained in this Prospectus regarding the contents of any contract or other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

                      INFORMATION INCORPORATED BY REFERENCE

        The following documents previously filed by the Company with the Commission pursuant to the 1934 Act are hereby incorporated by reference in this Prospectus and made a part hereof:

        1. The Company's Annual Report on Form 10-K for the year ended March 31, 1998, filed with the Commission on June 10, 1998;

        2. The Company's Current Report on Form 8-K, dated March 5, 1998, filed with the Commission on March 17, 1998;

        3. The Company's Current Report on Form 8-K, dated May 25, 1998, filed with the Commission on May 29, 1998, and as amended on June 25, 1998;

        4. The Company's Current Report on Form 8-K, dated June 12, 1998, filed with the Commission on June 17, 1998;

        5. The Company's Current Report on Form 8-K, dated July 31, 1998, filed with the Commission on August 10, 1998;

        6. The description of the Company's Capital Stock contained in the Company's Registration Statement filed on Form 8-A, dated October 9, 1995, and as amended on Form 8-A/A, dated November 3, 1995.

        7. The Company's definitive proxy statement included in the Form S-4 filed with the Commission on June 18, 1998, as amended.

        All documents filed with the Commission pursuant to Section 13(a), 13(c),14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

        Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests should be directed to Investor Relations, Arbor Software Corporation, 1344 Crossman Avenue, Sunnyvale, California 94089, (408) 744-9500.

                                -----------------

        NO DEALER, SALESPERSON, SELLING STOCKHOLDER OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included or incorporated by reference in this Prospectus.


                                   THE COMPANY

        Arbor develops and markets enterprise on-line analytical processing ("OLAP") software for management reporting, analysis and planning applications. The Company's Arbor Essbase software is a powerful OLAP solution that integrates data from throughout an enterprise, including data from relational databases, data warehouses and other data repositories, and allows users to perform multidimensional analysis on this data utilizing spreadsheets, query tools, report writers and web browsers. Arbor Essbase users can easily access and organize large volumes of historical and projected data, rapidly perform interactive what-if scenario analyses and share this information with users throughout the enterprise. Arbor Essbase consists principally of Arbor Essbase OLAP Server, and complementary products that extend and enhance the functionality of the Arbor Essbase solution, including user tools, developer tools, server management and data integration modules, and application modules. Arbor Essbase is easy to use and deploy rapidly, possesses robust calculation capabilities, provides rapid response to user requests and incorporates user-generated scenario data. Arbor Essbase also has the flexibility to reorganize and present data from a variety of perspectives without disturbing the integrity of the underlying historical data or causing the degradation of network performance.

                                  RISK FACTORS


        This Prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to the Company as of the date of such documents. The Company assumes no obligation to update any such forward-looking statements. The Company's actual results may differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus and incorporated by reference herein. In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus and incorporated by reference herein, including without limitation, the factors discussed in "Risk Factors" set forth in the definitive proxy statement included in Form S-4 as filed with the Securities and Exchange Commission on June 18, 1998 in connection with the pending merger of the Company with Hyperion (the "Merger") (as described in the Form 8-K, dated May 25, 1998, as filed with the Commission on May 29, 1998, and as amended on June 25, 1998), is incorporated by reference in this Prospectus.

        Fluctuations in Quarterly Results; Future Operating Results Uncertain. The Company's quarterly operating results could vary significantly in the future depending on a number of factors, including: (i) demand for the Company's Arbor Essbase software and related products; (ii) the number, timing and significance of product enhancements and new product announcements by the Company and its current or future competitors; (iii) changes in pricing policies by the Company or its competitors; (iv) the level of price and product competition; (v) unanticipated events or announcement relating to the Merger; (vi) the Company's relationships with and the consistency of sales generated by its indirect channel partners; (vii) the integration of newly acquired products, technologies and businesses, if any, by the Company; (viii) the impact of acquisitions by competitors and indirect channel partners; (ix) changes in the mix of indirect channels through which its products are offered; (x) customer order deferrals in anticipation of enhancements to its products or enhancements or new products of competitors or in anticipation of the Merger; (xi) the ability of the Company to develop, introduce and market new and enhanced versions of Arbor Essbase and complementary products on a timely basis; (xii) changes in the Company's sales incentive strategy; (xiii) the timing of revenue recognition under the Company's agreements and changes in accounting standards with respect to revenue recognition; (xiv) the size, timing and structure of significant licenses;
(xv)changes in Company strategy; (xvi) the level of the Company's international revenues; (xvii) the renewal of maintenance and support agreements; (xviii)product life cycles; (xix) software defects and other product quality problems;(xx) personnel changes; (xxi) changes in the level of operating expenses; (xxii)successful development and marketing of platform-specific versions of Arbor Essbase by certain third parties that independently market such versions;(xxiii) foreign currency exchange rates; and (xxiv) general domestic and international economic and political conditions. The operating results of many software companies reflect seasonal trends, and the Company's business, operating results and financial condition may experience comparatively slower growth in its first fiscal quarter and summer months, which overlap into its second fiscal quarter. The Company sells substantially more product towards the end of each quarter, particularly in the last two weeks of the quarter, due in part to established buying patterns within the software industry. As a result, the magnitude of any quarterly fluctuations have not been, and may not become in the future, evident until the last few days of a quarter. Arbor Essbase orders are typically shipped shortly after receipt, and as a result the Company has limited ability to predict quarterly revenues at the beginning of any quarter. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter.

        Due to all of the foregoing, revenues for any future quarter are not predictable with any significant degree of accuracy. Quarterly revenues are also difficult to forecast because the Company's sales cycle, from initial evaluation to license and maintenance and support purchases, varies substantially from customer to customer. Accordingly, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance. Although the Company has experienced significant growth in total revenues in recent years, the Company does not believe that historical growth rates are sustainable. Accordingly, the rate at which the Company has grown in the past should not be considered indicative of future revenue growth, if any, or future operating results. There can be no assurance that the Company will remain profitable on a quarterly or annual basis.

        The Company's expense levels are based in significant part on the Company's expectations of future revenues and therefore are higher than past expense levels, and are relatively fixed in the short run. If revenue levels are below expectations, net income is likely to be disproportionately affected. There can be no assurance that the Company will be able to achieve or maintain profitability on a quarterly or annual basis in the future. In addition, it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts or investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would likely be materially adversely affected.

        Competition. The market in which the Company competes is intensely competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. The Company's current and potential competitors offer a variety of planning and analysis software solutions and generally fall within three categories: (i) vendors of multidimensional database and analysis software such as Oracle Corporation (Express); Gentia Software plc (formerly known as Planning Sciences International plc and Planning Sciences, Inc.) (Gentia); Applix, Inc. (TM1); Seagate Software, a subsidiary of Seagate Technology, Inc.(Holos); and Microsoft Corporation (Microsoft OLAP Server, currently in beta);(ii) vendors of dedicated software applications for budgeting and financial consolidation such as Hyperion (Pillar and Enterprise); and (iii) vendors of relational/on-line analytical processing database software (ROLAP) such as Information Advantage, Inc. (Decision Suite); Informix Corporation (Metacube);and Microstrategy, Inc. (DSS Agent).

        The Company has experienced and expects to continue to experience increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than the Company. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. Also, certain current and potential competitors have greater name recognition or more extensive customer bases that could be leveraged, thereby gaining market share to the Company's detriment. The Company expects additional competition as other established and emerging companies enter into the on-line analytical processing ("OLAP") software market and new products and technologies are introduced. In addition, as the Company develops and enhances Arbor Essbase and complementary products, the resulting new functionality may duplicate the functionality of, and thus compete with, other products offered by indirect channel partners. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which would materially adversely affect the Company's business, operating results and financial condition.

        The Company's future success depends, in part, upon the availability of third party tools and applications that address customer requirements and work with Arbor Essbase through the Company's Arbor Essbase Application Programming Interface ("API"). Failure by third parties to support the Company's API or failure by the Company to adopt industry standard API's, if and when they emerge, could materially adversely affect the Company's business, operating results and financial condition.

        Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's existing and prospective customers. Further competitive pressures, such as those resulting from competitors' discounting of their products, may require the Company to reduce the price of Arbor Essbase and complementary products, which would materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition.

        Management of Growth; Acquisition-related Risks. The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational, financial and other resources. As of June 30, 1998, the Company had grown to 456 employees since its inception in April 1991, and the Company expects that continued hiring of new personnel will be required to support the growth of its business. The Company's future success will depend, in part, upon its ability to manage its growth effectively, particularly as the Company enhances and extends the functionality of Arbor Essbase with complementary products and expands its international distribution. This will require that the Company continue to implement and improve its operational, administrative and financial and accounting systems and controls and to expand, train and manage its employee base. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to exploit the market for the Company's business model. See "-- Hiring and Retention of Personnel."

        A key component of the Company's growth strategy is the acquisition of complementary businesses, products and technologies that meet the Company's criteria for revenues, profitability, growth potential and operating strategy. The successful implementation of this strategy depends on the Company's ability to identify suitable acquisition candidates, acquire such companies on acceptable terms and integrate their operations successfully with those of the Company. There can be no assurance that the Company will be able to identify suitable acquisition candidates or that the Company will be able to acquire such candidates on acceptable terms. Moreover, in pursuing acquisition opportunities the Company may compete with other companies with similar growth strategies, certain of which competitors may be larger and have greater financial and other resources than the Company. Competition for these acquisition targets could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition. Acquisitions, such as the acquisition of AppSource Corporation in December 1997 and the Merger involve a number of other risks, including, among other things, adverse effects on the Company's reported operating results from goodwill amortization, acquired in-process technology, stock compensation expense and increased compensation expense resulting from newly hired employees, difficulties in managing diverse geographic sales and research and development operations, the diversion of management attention, potential disputes with the sellers of acquired entities, the possible failure to retain key acquired personnel and the impairment of relationships with employees and strategic partners as a result of such acquisitions or the integration of new personnel. Due to the foregoing, the Company's pursuit of an acquisition strategy or any individual acquisition may have a material adverse effect on the Company's business, operating results and financial condition.

        The Company's future performance will depend on the Company's ability to integrate any organizations acquired by the Company, including Hyperion if the Merger is approved, which, even if successful, may take a significant period of time, will place a significant strain on the Company's resources, and could subject the Company to additional expenses during the integration process. As a result, there can be no assurance that the Company will be able to integrate acquired businesses successfully, including Hyperion if the Merger is approved, or in a timely manner in accordance with its strategic objectives. If the Company is unable to manage internal or acquisition-based growth effectively, the Company's business, operating results and financial condition will be materially adversely affected.

        Uncertainty Relating to Integration as a Result of the Merger. The integration of Hyperion's and the Company's business and personnel following the Merger presents difficult challenges for Arbor's management, particularly in light of the increased time and resources required to effect the combination with Hyperion. Further, both the Company and Hyperion entered into the Agreement and Plan of Merger with the expectation that the Merger will result in synergies for the combined company. The combined company, however, will be more complex and diverse than either Arbor or Hyperion individually, and the combination and continued operation of their business operations will be difficult. While the management and the board of directors of both the Company and Hyperion believe that the combination can be effected in a manner that will realize the value of the combined company, the management group of the combined company has limited experience in combinations of this complexity or size. Accordingly, there can be no assurance that the process of effecting these business combinations can be effectively managed to realize the synergies anticipated to result therefrom.

        The Company and Hyperion entered into the Agreement and Plan of Merger, among other reasons, in order to achieve potential mutual benefits from combining each of their respective expertise and product lines for the enterprise software market. Realization of these potential benefits will require, among other things, integrating the companies' respective product offerings and coordinating the combined company's sales and marketing and research and development efforts. The Company and Hyperion each have different systems and procedures in many operational areas that must be rationalized and integrated. There can be no assurance that such integration will be accomplished effectively, expeditiously or efficiently. The difficulties of such integration may be increased by the necessity of coordinating geographically separated divisions, integrating personnel with disparate business backgrounds and combining different corporate cultures. The integration of certain operations following the Merger will require the dedication of management resources that may temporarily distract attention from the day-to-day business of the combined company. The business of the combined company may also be disrupted by employee uncertainty and lack of focus during such integration. There can also be no assurance that the combined company will be able to retain all of its key technical, sales and other key personnel. Failure to effectively accomplish the integration of the operations of the Company and Hyperion could have a material adverse effect on the combined company's business, operating results and financial condition. Moreover, uncertainty in the marketplace or customer hesitation relating to the Merger could negatively affect the combined company's business, operating results and financial condition.

        Cost of Integration; Transaction Expenses. Transaction costs relating to the Merger and the anticipated combination of certain operations of the Company and Hyperion are expected to result in one-time charges to the combined company's earnings. Although it will not be feasible to determine the actual amount of these charges until the operational and transition plans are completed, the management of the Company and Hyperion believe that the aggregate charge will be approximately $20 million before taxes, although such amount maybe increased by unanticipated additional expenses incurred in connection with the Merger. This aggregate charge is expected to include the estimated costs associated with financial advisory, accounting and legal fees, printing expenses, filing fees and other merger-related costs. While the exact timing of these expenses cannot be determined at this time, the management of the Company anticipates that this aggregate charge to earnings will be recorded primarily in the quarter ending September 30, 1998, the time at which the Merger is expected to be consummated.

        Potential Dilutive Effect to Stockholders. Although the Company and Hyperion believe that beneficial synergies will result from the Merger, there can be no assurance that the combining of the Company's and Hyperion's businesses, even if achieved in an efficient and effective manner, will result in combined results of operations and financial condition superior to that which would have been achieved by each company independently, or as to the period of time required to achieve such result. The issuance of the Company's Common Stock in connection with the Merger is likely to have a dilutive effect on the Company's earnings per share and there is no assurance that Company stockholders would not achieve greater returns on investment were the Company to remain an independent company.

        Dependence Upon Indirect Channel Partners. In addition to its direct sales force, the Company relies on indirect channel partners such as OEMs, VARs and distributors for licensing and support of Arbor Essbase in the United States and internationally. Sales by indirect channel partners for the quarter ended June 30, 1998 and the fiscal years ended March 31, 1998 and 1997 were 29%, 23% and 25% of total revenues, respectively. The Company's indirect channel partners generally offer products of several different companies, including, in some cases, products that compete with Arbor Essbase, and if the Merger is approved, products that are competitive with Hyperion. Further, as the Company enhances the functionality in Arbor Essbase, develops complementary products or expands its product offerings through acquisition or other means, including the Merger, such enhancements and complementary products may duplicate the functionality of products already offered by its channel partners. In such event, sales of the Company's products by such channel partner may decline. There can be no assurance that the Company's current indirect channel partners will elect, or be able, to market or support Arbor Essbase or the Company's complementary products effectively or be able to release their Arbor Essbase embedded products in a timely manner, that the Company will be able to effectively manage channel conflicts, that economic conditions or industry demand will not adversely affect these or other indirect channel partners or that these indirect channel partners will not devote greater resources to marketing and supporting the products of other companies. No assurance can be given that revenues derived from indirect channel partners will not fluctuate significantly in subsequent periods or terminate entirely. The Company has been involved in litigation with a significant channel partner and, although such litigation has been settled, there can be no assurance that there will be no future disputes with current or future channel partners. Such disputes could materially adversely affect the Company's business, operating results and financial condition.

        Product Concentration; Dependence upon the Market for OLAP Server Software. All of the Company's revenues to date have been derived from licenses for Arbor Essbase and complementary products and services. The Company currently expects that Arbor Essbase-related revenues, including revenues from complementary products, as well as maintenance and support contracts, will continue to account for substantially all of the Company's revenues for the foreseeable future. If the Merger is approved by the stockholders of Arbor and Hyperion and the other closing conditions are satisfied, Arbor Essbase related revenues are expected to still account for a significant portion of the combined company's revenues for the foreseeable future. As a result, the Company's future operating results are dependent upon continued market acceptance of Arbor Essbase, enhancements and extensions thereto and applications and tools therefor. There can be no assurance that Arbor Essbase will achieve continued or increased market acceptance or that the Company will be successful in marketing Arbor Essbase, enhancements thereto or applications therefor. A decline in demand for, or market acceptance of, Arbor Essbase as a result of competition, technological change or other factors would have a material adverse effect on the Company's business, operating results and financial condition. The Company intends to continue its efforts to improve and enhance Arbor Essbase by maintaining its commitment to an open architecture, extending its partnerships, integrating third party technologies, enhancing its linkage with leading general-purpose database management systems, continuing to evolve the Arbor Essbase OLAP Server, and developing complementary products. No assurance can be given that such efforts will enhance the value of the Company's product offerings to customers.

        Although sales of Arbor Essbase have increased in recent years, the market in which the Company competes is undergoing rapid change, and there can be no assurance that existing customers will continue to purchase or that potential customers will purchase Arbor Essbase and complementary products. The Company has spent, and intends to continue to spend, considerable resources educating potential customers about Arbor Essbase and its functions and the market for OLAP solutions. However, there can be no assurance that such expenditures will enable Arbor Essbase to achieve any additional degree of market acceptance, and if the market for Arbor Essbase or utilization of OLAP tools and complementary applications in general fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially adversely affected. Historically, the software industry has experienced significant periodic downturns, often in connection with, or in anticipation of, declines in general economic conditions during which MIS budgets often decrease. As a result, the Company's business, operating results and financial condition may in the future reflect substantial fluctuations from period to period as a consequence of patterns and general economic conditions in the software industry.

        Risks Associated with International Operations. The Company's future financial performance will depend in large part on the growth and performance of the Company's international operations. The Company believes that in order to increase sales opportunities and profitability it will be required to expand its international operations. The Company maintains offices in Vancouver, British Columbia, Canada; London, United Kingdom; Paris, France; Frankfurt, Hamburg and Munich, Germany; and Sydney, Australia and is currently investing significant time, financial resources and management attention to developing its international operations, including the development of certain third party distributor relationships and the hiring of additional sales representatives. However, there can be no assurance that the Company will be successful in expanding its international operations or that the Company will be able to maintain or increase international market demand for Arbor Essbase. To the extent that the Company is unable to do so in a timely manner, the Company's international sales will be limited, and the Company's business, operating results and financial condition would be materially adversely affected. In the event of a dispute with an international distributor, it is possible that the Company would incur additional costs and expenses and certain obstacles to termination of the relationship, as the laws of certain foreign jurisdictions are more favorable to distributors than those of the United States. In addition, as the Company establishes and protects its trademarks in jurisdictions outside the United States, it is possible it will encounter opposition from entities claiming rights to such trademarks in those jurisdictions.

        International revenues, which are attributable primarily to direct export sales to customers in Europe, accounted for 14%, 16% and 13% of total revenues in the quarter ended June 30, 1998 and the fiscal years ended March 31, 1998 and 1997, respectively. International sales are subject to inherent risks, including the impact of possible recessionary environments in economies outside the United States, higher costs of doing business, costs of localizing products for different languages, longer receivables collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, difficulties and costs of staffing and managing foreign operations, reduced protection for intellectual property rights in some countries, potentially adverse tax consequences and political and economic instability. There can be no assurance that the Company or its indirect channel partners will be able to sustain or increase international revenues from international licenses and maintenance, support and other services, or that the foregoing factors will not have a material adverse effect on the Company's future international revenues and, consequently, on the Company's business, operating results and financial condition. The Company's direct international sales are currently denominated in either United States dollars, British pounds sterling, German deutsche marks or French francs. Although exposure to currency fluctuations has not been material to date, there can be no assurance that fluctuations in the currency exchange rates in the future will not have a material adverse impact on revenues from direct international sales and thus the Company's business, operating results or financial condition. Sales generated by the Company's indirect channel partners are currently paid to the Company in United States dollars. If, in the future, international indirect sales are denominated in local currencies, foreign currency translations may contribute to significant fluctuations in, and could have a material adverse effect upon, the Company's business, operating results and financial condition.

        Risks Associated with New Versions and New Products; Rapid Technological Change. The software industry, and specifically the market in which the Company competes, is characterized by rapid technological change, frequent introductions of new products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The life cycle of each version of Arbor Essbase is difficult to estimate. The Company's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by developing and introducing enhancements to Arbor Essbase and complementary products on a timely basis that keep pace with technological developments and emerging industry standards and customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements to Arbor Essbase and complementary products that respond to technological change, evolving industry standards or customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or that such enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. The Company has in the past experienced delays in the release dates of enhancements to Arbor Essbase and complementary products. If the release dates of any future enhancements of Arbor Essbase or complementary products are delayed, or if when released, such products fail to achieve market acceptance, the Company's business, operating results and financial condition could be materially adversely affected. There can be no assurance that the introduction or announcement of new product offerings by the Company or the Company's competitors will not cause customers to defer or forego purchases of current versions of Arbor Essbase or complementary products, which could have a material adverse effect on the Company's business, operating results and financial condition.

        Hiring and Retention of Personnel. The Company's future operating results depend in significant part upon the continued service of its key technical, sales and senior management personnel, none of whom is bound by an employment agreement for a term of service. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain its key managerial, technical or sales personnel or attract such personnel in the future. Two members of senior management recently joined the Company and there can be no assurance that the new management will be able to work effectively with existing management. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel, and there can be no assurance that the Company will not experience such difficulties in the future, particularly in the San Francisco Bay Area, where the employment market for qualified marketing and engineering personnel is extremely competitive. The Company, either directly or through personnel search firms, actively recruits qualified research and development, financial and sales personnel. If the Company is unable to hire and retain qualified personnel in the future, such inability could have a material adverse effect on the Company's business, operating results and financial condition. As stock options are a customary component of compensation packages in the software industry, the Company will need to increase the size of its stock option pool, and there can be no assurance that requisite stockholder approval will be achieved. Without adequate stock option reserves, recruiting may be increasingly difficult. The business of the Company is likely to be disrupted by employee uncertainty and lack of focus as a result of the Merger, and the necessary integration of the combined company if such Merger is approved and the other closing conditions are satisfied. Such disruption could materially adversely affect the Company's business, operating results and financial conditions.

        Risk of Software Defects. Software products as internally complex as Arbor Essbase frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite product testing by the Company, the Company has in the past released versions of Arbor Essbase with defects and has discovered software errors in Arbor Essbase and certain enhanced versions of Arbor Essbase after their introduction. Although the Company has not experienced material adverse effects resulting from any such defects and errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, defects and errors will not be found in new versions or enhancements after commencement of commercial shipments, including the recently released Arbor Essbase OLAP Server 5 ("Arbor Essbase 5"), resulting in loss of revenues or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition.

        Risks Associated with Litigation and Related Costs. The Company's ongoing litigation with Gentia Software plc (formerly known as Planning Sciences International plc and Planning Sciences, Inc.) ("Gentia Software") has resulted in and will continue to result in increased legal costs to the Company. No assurance can be given as to when the litigation proceedings will be resolved or that management will not be distracted from their normal duties as a result of the proceedings. The Company believes that it has meritorious claims against Gentia Software and meritorious defenses against Gentia Software's claims that U.S. Patent No. 5,359,724 (the " `724 patent") is invalid, and intends to pursue vigorously its claims and defend against Gentia Software's claims. In addition, Gentia Software has filed two requests for reexamination of the `724 patent by the U.S. Patent and Trademark Office, both of which have been granted. The reexamination proceedings are currently pending. The outcomes of the Gentia Software litigation and the patent reexamination proceedings are uncertain at this time, and no assurance can be given that the outcome of the litigation will be in the Company's favor, or that the U.S. Patent and Trademark Office will not declare the `724 patent invalid or narrow the scope of its claims. Management believes that the outcome of the Gentia Software litigation or the reexamination proceedings will not have a material adverse effect on the Company's business, operating results or financial condition. However, should the `724 patent be declared invalid or the scope of its claims narrowed, competitors may be able to implement the technology described in the `724 patent, which could result in increased competition. Increased competition could materially adversely affect the Company's future business. See "-- Competition."

        Proprietary Rights and Risks of Infringement. The Company relies primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. The Company seeks to protect its software, documentation and other written materials under contract trade secret and copyright laws, which afford only limited protection. The Company currently has one United States patent and corresponding patent applications pending in Europe, Canada and Australia. There can be no assurance that the Company's patent will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications, whether or not being currently challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or design around the patents owned by the Company. See"-- Risks Associated with Litigation and Related Costs."

        Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary.

Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology. The Company has entered into source code escrow agreements with a number of its customers and indirect channel partners requiring release of source code under certain conditions. Such agreements provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or if the Company fails to meet its contractual obligations. The provision of source code may increase the likelihood of misappropriation by third parties.

        The Company expects that software developers will increasingly be subject to infringement claims, particularly patent claims, as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results and financial condition would be materially adversely affected. The Company is engaged currently in litigation with Gentia Software concerning the enforcement and validity of the `724 patent. In addition, Gentia Software has filed two requests for reexamination of the'724 patent by the U.S. Patent and Trademark Office, both of which have been granted. The reexamination proceedings are currently pending. See "--Risks Associated with Litigation and Related Costs."

        The Company relies upon certain software that it licenses from third parties, including software that is integrated with the Company's internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to the Company on commercially reasonable terms. The loss of, or inability to maintain, any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which would materially adversely affect the Company's business, operating results and financial condition. In addition, there can be no assurance that third parties will not claim infringement by the Company with respect to the Company's products or enhancements thereto.

        Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Management does not believe that the functioning of Arbor Essbase is materially affected by dates containing the year 2000 or subsequent years. This is due to the fact that Arbor Essbase does not store date information as a data type in its database and does not perform date calculations. However, the Company could be adversely impacted by Year 2000 issues in its internal computer systems, as well as by Year 2000issues faced by customers, resellers and service providers. For example, customer allocations of financial resources to deal with this issue may reduce their ability to purchase products such as Arbor Essbase and related products and services. This reallocation of financial resources could have an adverse effect on the Company's business, operating results and financial condition. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. Although the Company believes its software products are Year 2000 compliant, there can be no assurance that the Company's software products contain all necessary software routines and programs necessary for the accurate calculation, display, storage and manipulation of data involving dates. If any of the Company's licensees experience Year 2000problems, such licensee could assert claims for damages against the Company. Any such litigation could result in substantial costs and diversion of the Company's resources even if ultimately decided in favor of the Company. The occurrence of any of the foregoing could have a material adverse effect on the Company's business, operating results or financial condition.

        Product Liability. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of federal, state or local laws or ordinances enacted in the future or judicial decisions. Although the Company has not experienced any material product liability claims to date, the sale and support of Arbor Essbase by the Company may entail the risk of such claims. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition. See "-- Year 2000 Compliance."

        Subordination. The Notes, as described in the Company's Current Report on Form 8-K dated March 5, 1998, as filed with the Commission on March 17, 1998 (the "Notes"), are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness (as defined) of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company or upon acceleration of the Notes due to an Event of Default (as defined) under the Indenture and in certain other events, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Notes also are effectively subordinated to the liabilities, including trade payables, of any subsidiary of the Company. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or any subsidiary of the Company, and the incurrence of additional indebtedness and other liabilities by the Company or any subsidiary of the Company could adversely affect the Company's ability to pay its obligations on the Notes. As of March 31, 1998, the Company had an insignificant amount of indebtedness outstanding that would have constituted Senior Indebtedness. The Company anticipates that from time to time it will incur additional indebtedness, including Senior Indebtedness, and that it will, and subsidiaries of the Company may, from time to time incur other additional indebtedness and liabilities. See "Description of Notes --Subordination of Notes" in the Company's definitive proxy statement included in the Form S-4 filed with the Commission on June 18, 1998, as amended.

        Limitations on Redemption of Notes upon Fundamental Change. Upon a Fundamental Change (as defined), each holder of Notes will have certain rights, at the holder's option, to require the Company to redeem all or a portion of such holder's Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all Notes tendered by the holders thereof. In addition, the terms of the Company's existing credit facility provide that a Fundamental Change would constitute an event of default thereunder. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness)to which the Company becomes a party may contain similar restrictions and provisions, including restrictions and provisions that prohibit the Company from purchasing or redeeming any Notes. In the event a Fundamental Change occurs at a time when the Company is prohibited from purchasing or redeeming Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent to repay such borrowings, the Company would remain prohibited from purchasing or redeeming Notes. In such case, the Company's failure to redeem tendered Notes would constitute an Event of Default under the Indenture and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company, nor would the requirement that the Company offer to repurchase the Notes upon a Fundamental Change necessarily afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company. See "Description of Notes -- Redemption at Option of the Holder" in the Company's definitive proxy statement included in the Form S-4 filed with the Commission on June 18, 1998, as amended.

        Absence of Public Market for the Notes and Restrictions on Resale. The Notes were issued in March 1998 to a small number of institutional buyers. Prior to such issuance there has been no trading market for the Notes. The Notes issued in the initial private placement were designated for trading on the PORTAL Market. Notes sold pursuant to this Prospectus will not remain eligible for trading on the PORTAL Market. Accordingly, there can be no assurance that any market for the Notes will develop or, if one does develop, that it will be maintained. If an active market for the Notes fails to develop or be sustained, the trading price of such Notes could be materially adversely affected. If a public trading market develops for the Notes future trading prices of the Notes will depend upon many factors, including among other, prevailing interest rates and the market price of the shares of Common Stock of the Company. See "Description of Notes -- Registration Rights of the Noteholders" and "-- Plan of Distribution" in the Company's definitive proxy statement included in the Form S-4 filed with the Commission on June 18, 1998, as amended.

        Rating of Notes. The Company believes it is likely that one or more rating agencies may rate the Notes. There can be no assurance as to whether any such agency or agencies will rate the Notes or, if they do, what rating or ratings they will assign to the Notes. If one or more rating agencies assign the Notes a rating lower than that expected by investors, such event would likely have a material adverse effect on the market price of the Notes and the Company's Common Stock.

        Possible Price Volatility of Notes and Common Stock. The market prices for securities of technology companies have been highly volatile. The market price of the Notes and the shares of Common Stock into which the Notes are convertible may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, relationships with indirect channel partners, announcements relating to the Company's current litigation with Gentia Software or other disputes with indirect channel partners, customers or others, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the software industry, adoption of new accounting standards by the software industry, changes in financial estimates by securities analysts, general market conditions, and other factors. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many high technology companies and that have often been unrelated to the operating performance of these companies. The Company's stock price has been, and is likely to continue to be, highly volatile. The market price (closing sale price)of the Company's Common Stock has fluctuated substantially in recent periods. These broad market fluctuations may adversely affect the market price of the Notes and the Common Stock into which the Notes are convertible, and there can be no assurance that the market price of the Notes and the Common Stock into which the Notes are convertible will not decline below the levels prevailing at the time of this offering. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Such litigation, if brought against the Company, could result in substantial costs and a diversion of management's attention and resources.

        Effect of Certain Charter Provisions; Certificate of Incorporation, Bylaws, and Delaware Law. Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws and certain provisions of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company. The authorized but unissued capital stock of the Company includes 5,000,000 shares of preferred stock. The Board of Directors is authorized to provide for the issuance of such preferred stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may in the future issue a series of preferred stock, without further stockholder approval, that will have preference over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company. See "Description of Capital Stock -- Preferred Stock." Further, Section 203 of the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL"), which is applicable to the Company, prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation. Any of the foregoing could adversely affect holders of the Company's Common Stock or discourage or make difficult any attempt to obtain control of the Company. See "Description of Capital Stock -- Antitakeover Provisions of the Certificate of Incorporation, Bylaws and Delaware Law" in the Company's definitive proxy statement included in the Form S-4 filed with the Commission on June 18, 1998, as amended.

                                USE OF PROCEEDS

        The Company will not receive any of the proceeds from sales of the Shares by the Selling Stockholders.


                                DIVIDEND POLICY

        The Company has never declared or paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. In addition, the Company's credit facility restricts the Company's ability to pay cash dividends.

                              SELLING STOCKHOLDERS


        The following table sets forth certain information, as of July 31, 1998, with respect to the number of shares of Common Stock owned by the Selling Stockholders and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

        The Shares being offered by the Selling Stockholders were acquired from the Company in the Company's acquisition of AppSource Corporation, a Florida corporation, ("AppSource"), pursuant to the Agreement and Plan of Merger and Reorganization dated December 16, 1997, whereby AS Acquisitions Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, was merged with and into AppSource, and all outstanding shares of capital stock of AppSource were converted into cash and/or shares of Common Stock of the Company. The Common Stock was issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. Each of the Selling Stockholders represented to the Company that it was acquiring the Shares for investment and with no present intention of distributing the Shares.

        The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions. The Company has agreed to use commercially reasonable efforts to keep such Registration Statement effective for the lesser of until December 16, 1998 or until all Shares have been sold.

        The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                                       Shares Beneficially Owned                          Shares Beneficially Owned
                                                           Prior to Offering                                  After the Offering
                                                      --------------------------                          --------------------------
                                                        Number of                    Number of Shares     Number of
Name and Address of Selling Stockholder                  Shares       Percent(1)       Being Offered        Shares        Percent(1)
---------------------------------------               -----------     ----------     ----------------     ----------      ----------
Marc D. Batchelor                                       8,268             *              1,654              6,614               *
1894 Branchwater Trail,
Orlando, FL 32825

Roger A. Boutilier                                        182             *                 37                145               *
7429 Betty St
Winter Park, FL 32792

Daley Family Ltd.                                      35,534             *              7,107             28,427               *
4751 Rosewood Dr.
Orlando, FL 32806

                                                       Shares Beneficially Owned                          Shares Beneficially Owned
                                                           Prior to Offering                                  After the Offering
                                                      --------------------------                          --------------------------
                                                        Number of                    Number of Shares     Number of
Name and Address of Selling Stockholder                  Shares       Percent(1)       Being Offered        Shares        Percent(1)
---------------------------------------               -----------     ----------     ----------------     ----------      ----------
James Dixon                                            12,004             *              2,401              9,603               *
956 Stonecreek Ct
Longwood, FL 32779

Chris Dziekan                                           1,200             *                240                960               *
774 Spring Island Way
Orlando, FL 32828

Adrian J. Marshall                                     16,806             *              3,362             13,444               *
13037 Mulberry Park Dr. #521
Orlando, FL 32821

Douglas A. Moran                                       10,084             *              2,017              8,067               *
5055 Canoni Place
Cocoa, FL 32927

Todd A. Vanhoozier                                        182             *                 37                145               *
3355 Mission Lake Dr. #393
Orlando, FL 32817

                                                       ======           ====            ======             ======             ======
TOTAL                                                  84,260             *             16,855             67,405               *


----------

*   Less than 1%

1 Based upon shares of Common Stock outstanding on July 31, 1998. This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK
        As of July 6, 1998, there were 11,489,842 shares of Common Stock outstanding that were held of record by approximately 260 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

        The Company's Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

ANTITAKEOVER PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

Certificate of Incorporation and Bylaws

        The Certificate of Incorporation provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. In addition, the Company's Amended and Restated Bylaws will not permit the stockholders of the Company to call a special meeting of stockholders. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors--Effect of Certain Charter Provisions; Certificate of Incorporation, Bylaws, and Delaware Law."

Delaware Antitakeover Statute

        The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

        As of May 31, 1998, the holders of 731,326 shares of Common Stock (assuming no exercise of options outstanding) (the "Registrable Securities") were entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreements between the Company and the holders of such Registrable Securities, if the Company proposed to register any of its securities under the Securities Act, either for its own account or, for certain such holders, for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Additionally, certain of such holders are also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its reasonable efforts to effect such registration. Further, certain such holders may require the Company to file additional registration statements on Form S-3. All of these registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration.

TRANSFER AGENT AND REGISTRAR

        The Transfer Agent and Registrar for the Common Stock is Boston EquiServe, L.P.

                              PLAN OF DISTRIBUTION

        The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under Securities Act.

        Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if it acts as agent for the purchase of such Shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares. Brokers-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

        Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

        The Selling Stockholders will pay all commissions and other expenses associated with the sale of Shares by it. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby.

                                  LEGAL MATTERS


        The validity of the securities offered hereby will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                     EXPERTS


        The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Arbor Software Corporation for the year ended March 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The fees and expenses incurred by the Registrant in connection with the offering are payable by the Registrant and, other than filing fees, are estimated as follows:

         Securities and Exchange Commission Registration Fee.................. $   180
         Legal Fees and Expenses..............................................  25,000
         Accounting Fees and Expenses.........................................  10,000
         Miscellaneous........................................................  39,820
                                                                                ------
             Total............................................................ $75,000
                                                                                ======

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        SubSection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        SubSection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

        The Registrant also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under the Securities Act of 1933, as amended.

        Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Article IX of the Registrant's Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

ITEM 16.  EXHIBITS.

        The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

        (a)  Exhibits

Exhibit
Number  Description
------  -----------
4.1+    Registration Rights Agreement dated July 31, 1998, by and among the
        Registrant and the Selling Stockholders

4.2     Specimen Common Stock Certificate(1)

5.1     Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

10.1    Registration Rights Agreement (see exhibit 4.1)

23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2    Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
        (included in the opinion filed as Exhibit 5.1)

24      Power of Attorney (included on page II-4)

27.1    Financial Data Schedule(2)

                               -------------------
+ Incorporated by reference to such exhibit as filed in the Registrant's Form 8-K, dated July 31, 1998, filed with the Commission on August 10, 1998.

(1) Incorporated by reference to such exhibit as filed in the Registrant's Registration Statement on Form S-1, filed November 6, 1995 (File No. 33-97098), as amended.

(2) Incorporated by reference to such exhibit as filed in the Registrant's Form 10-K for the fiscal year ended March 31, 1998.


ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (1)(i) and (1)(ii) of this Section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sunnyvale, State of California, on the 18th day of August, 1998.

                                ARBOR SOFTWARE CORPORATION

                                By:    /s/ John M. Dillon
                                       --------------------------------------
                                       John M. Dillon
                                       President and Chief Executive Officer



        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints John M. Dillon, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-if-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURES                         TITLE                      DATE

/s/ John M. Dillon               President, Chief Executive      August 18, 1998
--------------------------       Officer, and Director
John M. Dillon

/s/ Stephen V. Imbler            Senior Vice President and       August 18, 1998
--------------------------       Chief Financial Officer
Stephen V. Imbler

/s/ James A. Dorrian             Director                        August 18, 1998
--------------------------
James A. Dorrian

/s/ Mark W. Perry                Director                        August 18, 1998
--------------------------
Mark W. Perry

/s/ Jeffrey R. Rodek             Director                        August 18, 1998
--------------------------
Jeffrey R. Rodek

/s/ Ann L. Winblad               Director                        August 18, 1998
--------------------------
Ann L. Winblad

                                  EXHIBIT INDEX

Exhibit
Number  Description
------  -----------
4.1+    Registration Rights Agreement dated July 31, 1998, by and among the
        Registrant and the Selling Stockholders

4.2     Specimen Common Stock Certificate(1)

5.1     Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

10.1    Registration Rights Agreement (see exhibit 4.1)

23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2    Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
        (included in the opinion filed as Exhibit 5.1)

24      Power of Attorney (included on page II-4)

27.1    Financial Data Schedule(2)

                               -------------------

+ Incorporated by reference to such exhibit as filed in the Registrant's Form 8-K, dated July 31, 1998, filed with the Commission on August 10, 1998.

(1) Incorporated by reference to such exhibit as filed in the Registrant's Registration Statement on Form S-1, filed November 6, 1995 (File No. 33-97098), as amended.

(2) Incorporated by reference to such exhibit as filed in the Registrant's Form 10-K for the fiscal year ended March 31, 1998.